EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-177604) on Form S-8 of our report dated June 25, 2014, relating to our audit of the Statement of Net Assets Available for Benefits of the ITT Corporation Retirement Savings Plan (f/k/a ITT Corporation Retirement Savings Plan for Salaried Employees), as of December 31 2013 appearing in this Annual Report on Form 11-K of the ITT Corporation Retirement Savings Plan for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Stamford, Connecticut
June 25, 2015